                                                      Rule 424(b)(4)
                                                      Registration No. 333-50507




                                  PROSPECTUS

                                384,092 SHARES

                            Vulcan Materials Company

                                  Common Stock
                            _______________________

     This Prospectus relates to 384,092 shares (the "Shares") of Common Stock, $1.00 par value per share (the "Common Stock"), of Vulcan Materials Company, a New Jersey corporation (the "Company"). All of the Shares were acquired by certain shareholders (the "Selling Shareholders") from the Company in connection with the Company's acquisition of C.W. Matthews Quarries, Inc., a Georgia corporation ("C.W. Matthews"). See "Selling Shareholders" below.

     All or a portion of the Shares may be offered by the Selling Shareholders from time to time (i) in transactions (which may include block transactions) on the New York Stock Exchange or such other national securities exchange or automated interdealer quotation system on which shares of the Company's Common Stock are then traded, (ii) in negotiated transactions, or (iii) by a combination of such methods of sale, at fixed prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares directly to purchasers or through underwriters, agents or broker-dealers, and any such underwriters, agents or broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such underwriters, agents or broker-dealers may act as agents or to whom they may sell as principals, or both (which compensation as to a particular underwriter, agent or broker-dealer might be in excess of customary compensation). See "Selling Shareholders" and "Sale of Shares." The Company will bear all expenses in connection with the registration and sale of the Shares being offered by the Selling Shareholders, except the expenses related to special audits incident to or required by this registration, discounts, concessions or commissions to underwriters, agents or broker-dealers and fees and expenses of counsel beyond one counsel for all Selling Shareholders not to exceed five thousand dollars and other advisors to the Selling Shareholders.

     The Common Stock is traded on the New York Stock Exchange under the symbol "VMC." On July 6, 1998, the last sales price for the Common Stock as reported on the New York Stock Exchange composite tape was $110.3125 per share.


                            _______________________

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            _______________________

                 The date of this Prospectus is July 7, 1998.

                      DOCUMENTS INCORPORATED BY REFERENCE

     The following documents have been filed by the Company with the Securities and Exchange Commission ("Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act") and are incorporated herein by reference:

     1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997.
     2. The description of the Company's Common Stock contained in the Company's Registration Statement filed pursuant to Section 12(b) of the Exchange Act.

     In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the termination of the offering hereunder shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained herein or in any other subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person, to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to Mr. William F. Denson, Vulcan Materials Company, One Metroplex Drive Creek, Birmingham, Alabama 35209, or by telephone at (205) 877-3000.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy and information statements and other information with the Commission. Such reports, proxy and information statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549; and at the Commission's Northeast Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048, and Midwest Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington D.C. 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants such as the Company that file electronically with the Commission. Such reports, proxy and information statements and other information may be found on the Commission's site address, http://www.sec.gov. In addition, such reports, proxy and information statements and other information concerning the Company may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     The Company has filed a Registration Statement on Form S-3 (together with all amendments and exhibits filed or to be filed in connection therewith, the "Registration Statement") with the Commission pursuant to the Securities Act of 1933, as amended (the "Securities Act"), of which this Prospectus forms a part. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Such additional information may be obtained from the Commission's principal office in Washington, D.C. Statements contained or incorporated by reference herein concerning the provisions of documents are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission.

                                  THE COMPANY

     Vulcan Materials Company, a New Jersey corporation incorporated in 1956, and its subsidiaries (together called the "Company") are principally engaged in the production, distribution and sale of construction materials and industrial and specialty chemicals.

     The Company's principal executive offices are located at One Metroplex Drive, Birmingham, Alabama 35209, and its telephone number is (205) 877-3000.

                             SELLING SHAREHOLDERS

        The Company issued 384,092 shares of Common Stock to the Selling Shareholders on May 1, 1998 (the "Shares"), pursuant to the terms of the Asset Purchase Agreement and Plan of Reorganization (the "Asset Purchase Agreement") dated September 29, 1997, by and among C.W. Matthews, the shareholders of C.W. Matthews and the Company, as amended by the First Amendment to the Asset Purchase Agreement dated December 19, 1997, the Second Amendment to the Asset Purchase Agreement dated January 15, 1998, and the Third Amendment to the Asset Purchase Agreement dated May 1, 1998 (collectively, the "C.W. Matthews Acquisition"), under which the Company acquired certain assets of C.W. Matthews, including the rights to the Bellwood and Rockmart Quarries (as therein defined) in consideration for the Shares. In connection with the C.W. Matthews Acquisition, the Company entered into a Registration Rights Agreement (the "Registration Rights Agreement") dated May 1, 1998, with the Selling Shareholders pursuant to which the Company agreed to file a registration statement with the Commission to register the Shares for resale by the Selling Shareholders. The Registration Statement of which this Prospectus is a part was filed with the Commission pursuant to the Registration Rights Agreement. In connection with the C.W. Matthews Acquisition, the Company entered into an Escrow Agreement (the "Escrow Agreement") dated May 1, 1998, with C.W. Matthews and the Selling Shareholders pursuant to which 10,293 shares of Common Stock (the "Escrow Shares") will be held in escrow by Sun Trust Bank, Atlanta, the escrow agent, until either (a) the Company fails by October 30, 2004 to apply for, or obtains (i) a certificate of zoning compliance, (ii) a land disturbance permit or (iii) a building permit authorizing the construction of a plant on the Bellwood Quarry property, in which case the Escrow Shares will be disbursed to the Selling Shareholders, or (b) May 1, 2005, in which case the Escrow Shares will be disbursed to the Company.

        The following table sets forth (i) the name of each of the Selling Shareholders, and (ii) the number of shares of Common Stock beneficially owned by each Selling Shareholder prior to the offering.

                                                                    SHARES BENEFICIALLY OWNED
                                                                       Prior to Offering
                                                                     --------------------
                      SELLING SHAREHOLDER                           NUMBER (1)           PERCENT
----------------------------------------------------------------  ---------------  -------------------
Robert E. Matthews..............................................     277,393(2)             1%
James C. Scott, Jr..............................................      24,543(3)              *
Q. William Hammack, Jr..........................................      24,543(4)              *
Charles Matthews Subchapter S Trust
  U/A December 12, 1994.........................................      25,081(5)              *
Mary Matthews Burton Subchapter S
  Trust U/A December 12, 1994...................................      25,120(6)              *
Luke Doran Burton Subchapter S Trust
  U/A December 12, 1994.........................................       4,533(7)              *
Michael Scott Matthews Subchapter S
  Trust U/A May 22, 1995........................................       2,727(8)              *
Katherine Dawn Matthews Subchapter
  S Trust U/A February 14, 1997.................................       1,152(9)              *
___________________
     *Less than 1%
(1)  All share ownership information was provided to the Company by the Selling Shareholders.
(2)  Robert E. Matthews owned 1,000 shares of Common Stock prior to the closing of the C.W. Matthews Acquisition.
     Of his 277,393 shares of Common Stock, 7,407 shares are held in escrow under the Escrow Agreement.
(3)  Of his 24,543 shares of Common Stock, 658 shares are held in escrow under the Escrow Agreement.
(4)  Of his 24,543 shares of Common Stock, 658 shares are held in escrow under the Escrow Agreement.
(5)  Of its 25,081 shares of Common Stock, 672 shares are held in escrow under the Escrow Agreement.
(6)  Of its 25,120 shares of Common Stock, 673 shares are held in escrow under the Escrow Agreement.
(7)  Of its 4,533 shares of Common Stock, 121 shares are held in escrow under the Escrow Agreement.
(8)  Of its 2,727 shares of Common Stock, 73 shares are held in escrow under the Escrow Agreement.
(9)  Of its 1,152 shares of Common Stock, 31 shares are held in escrow under the Escrow Agreement.

                                 SALE OF SHARES

     The Shares may be sold from time to time by the Selling Shareholders, or by pledgees, donees, transferees or other successors in interest. Such sales may be made from time to time (i) in transactions (which may include block sales) on the New York Stock Exchange or such other national securities exchange or automated interdealer quotation system on which shares of Common Stock are then listed, (ii) in negotiated transactions, or (iii) through a combination of such methods of sale, at fixed prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. The Shares may be sold directly to purchasers or through underwriters, agents or broker-dealers by one or more of the following: (a) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (d) an exchange distribution in accordance with the rules of the exchange or automated interdealer quotation system on which the Common Stock is then listed; and (e) through the writing of options on the Shares. Any such underwriters, agents or broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Shares for which such underwriters, agents or broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to an underwriter, agent or particular broker-dealer will be negotiated prior to the sale and may be in excess of customary compensation). If required by applicable law at the time a particular offer of Shares is made, the terms and conditions of such transaction will be set forth in a Prospectus Supplement to this Prospectus. In addition, any Shares covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus.

     The Selling Shareholders and any underwriters, agents or broker-dealers who act in connection with the sale of the Shares hereunder may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any compensation received by them might be deemed to be underwriting discounts and commissions under the Securities Act.

     Under agreements that the Selling Shareholders and the Company may enter into, each underwriter and each person who controls any underwriter may be entitled to indemnification by the Selling Shareholders and the Company against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular or other document (including any related registration statement, notification or the like) incident to the registration or qualification of the shares, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Company of the Securities Act or the Exchange Act or any rule or regulation thereunder applicable to the Company and relating to action or inaction required of the Company in connection with the registration or qualification of the shares. The Selling Shareholders and the Company have agreed to indemnify each other against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular or other document (including any related registration statement, notification or the like) incident to the registration or qualification of the shares, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Company of the Securities Act or the Exchange Act or any rule or regulation thereunder applicable to the Company and relating to action or inaction required of the Company in connection with the registration or qualification of the shares. The Company will bear all expenses in connection with the registration and sale of the Shares being offered by the Selling Shareholders, except the expenses related to special audits incident to or required by this registration, discounts, concessions or commissions to underwriters, agents or broker-dealers and fees and expenses of counsel beyond one counsel for all Selling Shareholders not to exceed five thousand dollars and other advisors to the Selling Shareholders.

                                 LEGAL MATTERS

     Certain legal matters in connection with the Common Stock offered hereby will be passed upon for the Company by Alston & Bird LLP, Atlanta, Georgia.


                                    EXPERTS

     The consolidated financial statements and the related financial statement schedule incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1997 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

================================================================================
     No dealer, salesperson or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Selling Shareholders. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, to any person in any jurisdiction in which such offer to sell or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date hereof.





                               ______________






                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
DOCUMENTS INCORPORATED BY REFERENCE........................................  2
AVAILABLE INFORMATION......................................................  2
THE COMPANY................................................................  3
SELLING SHAREHOLDERS.......................................................  4
SALE OF SHARES.............................................................  5
LEGAL MATTERS..............................................................  6
EXPERTS....................................................................  6






                                384,092 SHARES





                               VULCAN MATERIALS
                                    COMPANY






                                 COMMON STOCK



                                 JULY 7, 1998

================================================================================